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EXHIBIT (21)

                                 SYNTELLECT INC.
                           SUBSIDIARIES OF REGISTRANT


Syntellect Canada Inc., an Ontario corporation

Syntellect Europe Limited, a corporation formed under the laws of the United Kingdom

Syntellect Deutschland GmbH

Syntellect Technology Corp.

Syntellect Interactive Services, Inc.












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